07-21
For further information:
John F. Walsh
Vice President, Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION COMPANY ANNOUNCES
50 PERCENT INCREASE TO CASH DIVIDEND;
 DECLARES 4TH QUARTER DIVIDEND

Southern Union to pay $.60 per share annual cash dividend
commencing 4th quarter 2007

HOUSTON, November 19, 2007 – Southern Union Company (NYSE: SUG) today announced that its board of directors approved the payment of an annual cash dividend of $.60 per share beginning with the fourth quarter of 2007.  The $.60 cash dividend represents a 50 percent increase over the company’s previous $.40 annual cash dividend.

The board of directors also approved the payment of the fourth quarter 2007 dividend, in the amount of $.15 per share, payable on January 11, 2008, to holders of record at the close of business on December 28, 2007.

George L. Lindemann, chairman, president and chief executive officer, said “We are pleased to announce this significant increase to our annual per share cash dividend. After reviewing our capital expenditure and cash flow generation expectations for 2008, we are confident that we are in a position to return additional value to our shareholders. Additionally, in tandem with the dividend increase, we believe that our balance sheet and capital structure will continue to accommodate future growth without jeopardizing our credit ratings."

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

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